Exhibit 10.1

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

ALTRIA CORPORATE SERVICES, INC.

AND

PHILIP MORRIS INTERNATIONAL INC.

DATED AS OF MARCH 28, 2008

i

ARTICLE X	LIMITATION OF LIABILITY; INDEMNIFICATION	9

10.1. Limitation of Liability.		9
10.2. Indemnification.		9

ARTICLE XI	DISPUTE RESOLUTION	9

ARTICLE XII	MISCELLANEOUS	10

12.1. Original Services Agreement.		10
12.2. Incorporation of Distribution Agreement Provisions.		10
12.3. Governing Law.		10
12.4. References.		10
12.5. Notices.		10

ii

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT, dated as of March 28, 2008 (as amended and supplemented pursuant to the terms hereof, this “Agreement”), is entered into by and between Altria Corporate Services, Inc., a New York corporation (“ALCS”), and Philip Morris International Inc., a Virginia corporation (“PMI”).

WITNESSETH:

WHEREAS, ALCS currently provides certain services to PMI and its wholly-owned subsidiaries pursuant to a Services Agreement, dated as of January 1, 2004, as amended (the “Original Services Agreement”); and

WHEREAS, Altria Group Inc., a Virginia corporation (“Altria”), and PMI have entered into a Distribution Agreement, dated as of January 30, 2008 (the “Distribution Agreement”), providing for, among other things, the distribution by Altria of its entire ownership interest in PMI through a pro-rata distribution of all of the outstanding shares of PMI Common Stock owned by Altria on the Distribution Date to the holders of Altria Common Stock pursuant to the terms and subject to the conditions of the Distribution Agreement (the “Distribution”); and

WHEREAS, ALCS and PMI desire to enter into this Agreement to supercede the Original Services Agreement and to set forth the roles and responsibilities with regard to services to be provided by ALCS to PMI for certain transition periods not to exceed twenty-four months following the Distribution.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

DEFINITIONS

Affiliate: with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that for purposes of this Agreement, no member of either Group and no officer or director of any member of either Group shall be deemed to be an Affiliate of any member of the other Group.

ALCS: as defined in the preamble to this Agreement.

Altria: as defined in the recitals to this Agreement.

Altria Common Stock: the common stock, par value $0.33 1/3 per share, of Altria.

Altria Group: Altria and the Subsidiaries of Altria other than members of the PMI Group.

Arbitration Act: the United States Arbitration Act, 9 U.S.C. §§ 1-16, as the same may be amended from time to time.

Business Day: any day other than a Saturday, a Sunday or a day on which banking institutions located in the Commonwealth of Virginia or the State of New York are authorized or obligated by Law or executive order to close.

Confidential Information: as defined in Section 8.1 hereof.

Distribution: as defined in the recitals to this Agreement.

Distribution Agreement: as defined in the recitals to this Agreement.

Distribution Date: the date on which the Distribution becomes effective.

Employee Costs: for each employee of ALCS performing the Transition Services, the salaries, fringe benefits, executive compensation benefits (if applicable) and depreciation/amortization of office equipment and software (if applicable) attributable to the employee, based on the ratio of ALCS’s estimate of the time spent by the employee on behalf of PMI divided by the total time spent by the employee.

Employee Matters Agreement: as defined in Section 3.1 hereof.

Exhibits: as defined in Section 2.1 hereof.

Fees: as defined in Section 3.1 hereof.

Governmental Authority: any federal, national, state, provincial, local, foreign, international or other court, government, department, commission, board, bureau or agency, authority (including, but not limited to, any central bank or taxing authority) or instrumentality (including, but not limited to, any court, tribunal or grand jury).

Group: the Altria Group or the PMI Group, as the context requires.

Law: any federal, national, state, provincial, local or foreign statute, ordinance, regulation, code, license, permit, authorization, approval, consent, common law, legal doctrine, order, judgment, decree, injunction or requirement of any Governmental Authority or any order or award of any arbitrator, now or hereafter in effect. “Law” shall specifically include, but shall not be limited to, any state, federal, or foreign statute or common law for deceptive and unfair trade practices, unfair and fraudulent business practices, fraud, or violation of the Racketeer Influenced and Corrupt Practices Act (“RICO”) or similar statute.

Liabilities: means any and all claims, debts, Losses, liabilities, assessments, guarantees, assurances, commitments and obligations, of any kind, character or description (whether absolute, contingent, matured, not matured, liquidated, unliquidated, accrued, known, unknown, direct, indirect, derivative or otherwise or whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise) whenever arising, including, but not limited to, those arising under or in connection with any Law, and those arising under any contract, guarantee, commitment or undertaking.

Losses: with respect to any Person, all losses, damages (whether compensatory, punitive, consequential, multiple or other), judgments, settlements, equitable or injunctive relief or disgorgements, including, where applicable, all punitive damages and criminal and civil fines and penalties, but excluding damages in respect of actual or alleged lost profits, suffered by such Person, and including all costs, expenses and interest relating thereto (including, but not limited to, all expenses of investigation, all accountant or attorneys’ fees and all other out-of-pocket expenses), regardless of whether any such losses, damages, judgments, settlements, costs, expenses, fines and penalties relate to or arise out of such Person’s own alleged or actual negligent, grossly negligent, reckless or intentional misconduct.

Original Services Agreement: as defined in the preamble to this Agreement.

Parties: ALCS and PMI (Party means either ALCS or PMI).

PMI: as defined in the preamble to this Agreement.

PMI Common Stock: the common stock, no par value, of PMI.

PMI Group: PMI and the PMI Subsidiaries.

Person: an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization, or any government or any department or agency thereof.

Records: as defined in Section 2.4 hereof.

Representatives: as defined in Section 4.1 hereof.

Subsidiary: with respect to any specified Person, any corporation or other legal or other entity of which such Person or any of its Subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body; provided, however, that for purposes of this Agreement, (1) the PMI Subsidiaries shall be deemed to be Subsidiaries of PMI and (2) no member of the PMI Group shall be deemed to be a Subsidiary of any member of the Altria Group.

Transition Services (or “Services”): as defined in Section 2.1 hereof.

Transition Period: as defined for each Service in the appropriate Exhibit.

ARTICLE II

SERVICES TO BE PROVIDED

2.1.	Exhibits.

(a) Exhibits 1 through 9 (collectively, the “Exhibits”) attached to and made a part of this Agreement describe the services to be provided by ALCS to PMI and one or more members of the PMI Group, as designated from time to time by PMI (the “Transition Services” or “Services”). The Parties have made a good faith effort as of the date hereof to identify each Transition Service and to complete the content of the Exhibits accurately. It is anticipated that the Parties will modify the Transition Services from time to time. In that case or to the extent that any Exhibit is incomplete, the Parties will use good faith efforts to modify the Exhibits. There are certain terms that are specifically addressed in the Exhibits attached hereto that may differ from the terms provided hereunder. In those cases, the specific terms described in the Exhibits shall govern that Transition Service.

(b) The Parties may also identify additional Services that they wish to incorporate into this Agreement. The Parties will create additional Exhibits setting forth the description of such Services, the Fees for such Services and any other applicable terms.

2.2.	Independent Contractors.

ALCS will provide the Transition Services either through its own resources, through the resources of its subsidiaries or Affiliates, or by contracting with independent contractors as agreed hereunder. To the extent that ALCS decides to provide a Transition Service through an independent contractor in the future, ALCS shall consult with and obtain the prior approval of PMI, which approval shall not be unreasonably withheld.

2.3.	Standard of Care.

In providing the Transition Services hereunder, ALCS will exercise the same degree of care as it has historically exercised in providing such Transition Services to its Affiliates prior to the date hereof, including at least the same level of quality, responsiveness and timeliness as has been exercised by ALCS with respect to such Transition Services.

2.4.	Records.

ALCS shall keep full and detailed records dealing with all aspects of the Transition Services performed by it hereunder (the “Records”) and:

(a) shall provide access to the Records to PMI at all reasonable times; and

(b) shall maintain the Records in accordance with good record management practices and with at least the same degree of completeness and care as it maintains for its other similar business interests.

ARTICLE III

FEES

3.1.	General.

PMI will pay to ALCS a fixed fee for each Transition Service as set forth in the attached Exhibits (collectively, the “Fees”). The Fees constitute full compensation to ALCS for all charges, costs and expenses incurred by ALCS on behalf of PMI in providing the Services, unless otherwise specifically provided in the Exhibits. Notwithstanding the terms of any of the Exhibits, the Fees for each Transition Service shall be reduced by any amounts PMI is required to pay pursuant to Section 4.1(c) of the Employee Matters Agreement (the “Employee Matters Agreement”), dated as of even date herewith, between PMI and Altria, with respect to any person who provides Services under this Agreement and thereafter becomes a PMI Transferee (as defined in the Employee Matters Agreement). Except as specifically provided herein or in the Exhibits, or as subsequently agreed by PMI and ALCS, PMI will not be responsible to ALCS or any independent contractor retained by ALCS, for any additional fees, charges, costs or expenses relating to the Services, unless such additional fees, charges, costs or expenses are a direct result of PMI’s unilateral deviation from the scope of the services defined in the Exhibits.

3.2.	Payments.

ALCS will deliver to PMI, no later than five days following the last day of each month, an invoice for the aggregate Fees incurred for that month. PMI will pay to ALCS monthly no later than the third Wednesday of the following month, the aggregate Fees incurred during the previous month.

ARTICLE IV

REPRESENTATIVES

4.1.	Representatives.

(a) The Controller of Altria and the Controller—Financial Reporting of PMI will serve as administrative representatives (“Representative(s)”) of ALCS and PMI, respectively, to facilitate day-to-day communications and performance under this Agreement. Each Party may treat an act of a Representative of the other Party as being authorized by such other Party. Each Party may replace its Representative by giving written notice of the replacement to the other Party.

(b) No additional Exhibits, modifications to existing Exhibits, or amendments to this Agreement shall be effective unless and until executed by the Representatives of each of ALCS and PMI.

ARTICLE V

THIRD PARTY AGREEMENTS

To the extent that it is not practicable to have PMI as the contracting Party for a third party obligation, ALCS, with respect to all Services supplied by ALCS or contracted for by ALCS on behalf of PMI, shall use commercially reasonable efforts to cause all such third party contracts to extend to and be enforceable by PMI, or to assign such contracts to PMI. In the event that such contracts are not extendable or assignable, ALCS shall act as agent for PMI in the pursuit of any claims, issues, demands or actions against such third party provider at PMI’s expense. PMI will indemnify ALCS for any liability under third party contracts arising directly out of the acts or omissions of PMI.

ARTICLE VI

AUTHORITY; INFORMATION; COOPERATION; CONSENTS

6.1.	Authority.

Each Party represents to the other Party that:

(a) it has the requisite corporate authority to enter into and perform this Agreement;

(b) its execution, delivery and performance of this Agreement have been duly authorized by all requisite corporate action on its behalf;

(c) this Agreement is enforceable against it; and

(d) it has obtained all consents or approvals of Governmental Authorities and other Persons that are conditions to its entering into this Agreement.

6.2.	Information Regarding Transition Services.

Each Party shall make available to the other Party any information required or reasonably requested by that other Party regarding the performance of any Service and shall be responsible for providing that information on a timely basis and for ensuring the accuracy and completeness of that information; provided, however, that a Party shall not be liable for not providing any information that is subject to a confidentiality obligation owed by it to a Person other than an Affiliate of it or the other Party. ALCS shall not be liable for any impairment of any Service caused by ALCS not receiving information from PMI, either timely or at all, or by its receiving inaccurate or incomplete information from PMI, in each case that is required or reasonably requested regarding that Service.

6.3.	Cooperation.

The Parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such good faith cooperation will include providing electronic access to systems used in connection with Services and using commercially reasonable efforts to obtain all consents, licenses, sublicenses or approvals necessary to permit each Party to perform its obligations. The Parties will cooperate with each other in making such information available as needed in the event of any and all internal or external audits, whether in the United States or any other country. If this Agreement is terminated in whole or in part, the Parties will cooperate with each other in all reasonable respects in order to effect an efficient transition and to minimize the disruption to the business of both Parties, including the assignment or transfer of the rights and obligations under any contracts.

6.4.	Further Assurances.

Each Party shall take such actions, upon request of the other Party and in addition to the actions specified in this Agreement, as may be necessary or reasonably appropriate to implement or give effect to this Agreement.

ARTICLE VII

AUTHORITY AS AGENT

ALCS is hereby authorized to act as agent for PMI for the purpose of performing Services hereunder and as is necessary or desirable to perform such Services. PMI will execute and deliver or cause the appropriate member of the PMI Group to execute and deliver to ALCS any document or other evidence which may be reasonably required by ALCS to demonstrate to third parties the authority of ALCS described in this Article VII.

ARTICLE VIII

CONFIDENTIAL INFORMATION

8.1.	Definition.

For the purposes of this Agreement, “Confidential Information” means non-public information about the disclosing Party’s or any of its Affiliates’ business or activities that is proprietary and confidential, which shall include, without limitation, all business, financial, technical and other information, including software (source and object code) and programming code, of a Party or its Affiliates marked or designated “confidential” or “proprietary” or by its nature or the circumstances surrounding its disclosure should reasonably be regarded as confidential. Confidential Information includes not only written or other tangible information, but also information transferred orally, visually or electronically or by any other means. Confidential Information will not include information that (i) is in or enters the public domain without breach of this Agreement, or (ii) the receiving Party lawfully receives from a third party without restriction on disclosure and, to the receiving Party’s knowledge without breach of a nondisclosure obligation.

8.2.	Nondisclosure.

Each of ALCS and PMI agree that (i) it will not disclose to any third party or use any Confidential Information disclosed to it by the other except as expressly permitted in this Agreement, and (ii) it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other Party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar type and importance.

8.3.	Permitted Disclosure.

Notwithstanding the foregoing, each Party may disclose Confidential Information (i) to the extent required by a court of competent jurisdiction or other Governmental Authority or otherwise as required by Law, including without limitation disclosure obligations imposed under the federal securities laws, provided that such Party has given the other Party prior notice of such requirement when legally permissible to permit the other Party to take such legal action to prevent the disclosure as it deems reasonable, appropriate or necessary, or (ii) on a “need-to-know” basis under an obligation of confidentiality to its consultants, legal counsel, Affiliates, accountants, banks and other financing sources and their advisors.

8.4.	Ownership of Confidential Information.

All Confidential Information supplied or developed by either Party shall be and remain the sole and exclusive property of the Party who supplied or developed it.

ARTICLE IX

TERM AND TERMINATION

9.1.	Term.

This Agreement shall remain in effect until such time as it has been terminated as to all Transition Services in accordance with Section 9.2 hereof.

9.2.	Termination.

Either Party may terminate this Agreement without cause with respect to one or more Services under this Agreement by providing three months’ written notice to the other Party or as otherwise agreed between the Parties hereto; provided that the Services set forth in Exhibits 1 through 9 shall terminate not later than two years following the Distribution.

9.3.	Termination Assistance Services.

ALCS agrees that, upon termination of this Agreement or any of the Services set forth in the Exhibits, ALCS will cooperate in good faith with PMI to provide PMI (or its designee) with reasonable assistance to make an orderly transition from ALCS to another supplier of the Services. If requested by PMI, ALCS will provide transition assistance services, including the following:

(a) developing a transition plan with assistance from PMI or its designee;

(b) providing training to PMI personnel or its designee’s personnel to perform the Services; and

(c) organizing and delivering to PMI records and documents necessary to allow continuation of the Services, including delivering such materials in electronic forms and versions as requested by PMI.

ARTICLE X

LIMITATION OF LIABILITY; INDEMNIFICATION

10.1.	Limitation of Liability.

Except as may be provided in Section 10.2 below and Article V above, ALCS and its Affiliates (each, an “ALCS Party”) shall not be liable to any member of the PMI Group and its respective Affiliates (each, a “PMI Party”) and each PMI Party shall not be liable to any ALCS Party, in each case, for any Liabilities of a PMI Party or an ALCS Party arising in connection with this Agreement and the Services provided hereunder.

10.2.	Indemnification.

(a) ALCS shall indemnify, defend and hold harmless each of the PMI Parties from and against all Liabilities, of any kind or nature, (i) incurred by a PMI Party or (ii) of third parties unrelated to any PMI Party, in each case caused by or arising in connection with the gross negligence or willful misconduct of any employee of ALCS in connection with the performance of the Services, except to the extent that the Liabilities were caused directly or indirectly by acts or omissions of any PMI Party. Notwithstanding the foregoing, ALCS shall not be liable for any special, indirect, incidental, or consequential damages relating to such claims. Any Liability incurred by ALCS pursuant to this Agreement on or after the Distribution Date shall be deemed to be an Altria Group Liability for purposes of Article III of the Distribution Agreement.

(b) PMI shall indemnify, defend and hold harmless each of the ALCS Parties from and against all Liabilities of any kind or nature, (i) incurred by an ALCS Party or (ii) of third parties unrelated to any ALCS Party, in each case caused by or arising in connection with the gross negligence or willful misconduct of any employee of PMI in connection with PMI’s performance under this Agreement, except to the extent that Liabilities were caused directly or indirectly by acts or omissions of any ALCS Party. Notwithstanding the foregoing, PMI shall not be liable for any special, indirect, incidental, or consequential damages relating to such claims. Any Liability incurred by PMI pursuant to this Agreement on or after the Distribution Date shall be deemed to be a PMI Group Liability for purposes of Article III of the Distribution Agreement.

ARTICLE XI

DISPUTE RESOLUTION

If the Parties are unable to resolve any service or performance issues or if there is a material breach of this Agreement that has not been corrected within thirty (30) days of receipt of notice of such breach, the Controller—Financial Reporting and CFO of PMI, on behalf of PMI, and the Controller and CFO of Altria, on behalf of ALCS, will meet promptly to review and resolve those issues in good faith.

ARTICLE XII

MISCELLANEOUS

12.1.	Original Services Agreement.

This Agreement terminates and supersedes the Original Services Agreement, which shall have no further force and effect following the effectiveness of this Agreement.

12.2.	Incorporation of Distribution Agreement Provisions.

The following provisions of the Distribution Agreement are hereby incorporated herein by reference, and unless otherwise expressly specified herein, such provisions shall apply as if fully set forth herein (references in this Section 12.2 to an “Article” or “Section” shall mean Articles and Sections of the Distribution Agreement, and except as expressly set forth below, references in the material incorporated herein by reference shall be references to the Distribution Agreement): Article III (relating to Mutual Releases and Indemnification); Article IV (relating to certain Additional Covenants); Article V (relating to Access to Information); and Article IX (relating to Miscellaneous).

12.3.	Governing Law.

This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the Commonwealth of Virginia (other than the laws regarding the choice of laws and conflict of laws) as to all matters, including matters of validity, construction, effect, performance and remedies provided, however, that the Arbitration Act shall govern the matters described in Article X.

12.4.	References.

Except as provided in Section 12.2 hereof all references to Sections, Articles or Exhibits contained herein mean Sections, Articles or Exhibits of or to this Agreement, as the case may be, unless otherwise stated.

12.5.	Notices.

All notices, requests, claims, demands and other communications hereunder (collectively, “Notices”) shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, facsimile, electronic mail or other standard form of telecommunications (provided confirmation is delivered to the recipient the next Business Day in the case of facsimile, electronic mail or other standard form of telecommunications) or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to ALCS:

Controller, Altria Group, Inc.

P.O. Box 26603

Richmond, VA 23261

If to PMI:

Controller—Financial Reporting, Philip Morris International Inc.

120 Park Avenue

New York, NY 10017

or to such other address as any party hereto may have furnished to the other parties by a notice in writing in accordance with this Section 12.5.

IN WITNESS WHEREOF, the Parties have signed this Agreement on the date first set forth above.

ALTRIA CORPORATE SERVICES, INC.

By:	/s/ Sean X. McKessy
Name:	Sean X. McKessy
Title:	Secretary and Treasurer

PHILIP MORRIS INTERNATIONAL INC.

By:	/s/ André Calantzopoulos
Name:	André Calantzopoulos
Title:	President and Chief Executive Officer

EXHIBIT 1

CORPORATE TAX SERVICES

I	SPECIFIC TRANSITION SERVICES

•	Provide assistance in filing 2007 U.S. Federal and state income tax returns pertaining to PMI until these functions are fully absorbed by PMI, estimated by December 31, 2008

II	SERVICE FEES

The Fee payable for Corporate Tax services for 2008 shall include: (i) the relevant Employee Costs associated with the filing assistance provided; (ii) a management fee equal to 5% of the aggregate amount calculated pursuant to (i); and (iii) third-party expenses, including travel and entertainment, consulting fees and printing costs incurred on behalf of PMI by ALCS.

1.1

EXHIBIT 2

FINANCIAL SERVICES

I	SPECIFIC TRANSITION SERVICES

A. U.S. Offices of PMI

•	Provide Travel and Expense Statement and Accounts Payable processing until PMI can transfer these functions to its shared service center in Krakow, Poland, expected in the third quarter of 2008.

•	Provide payroll services under Altria’s existing contract with ADP until PMI completes its own contract with ADP, expected in the second quarter of 2008.

B. Latin America Markets

•	Transition of Travel and Expense Statement and Accounts Payable processing back to local markets along timeline developed in 2007 with PMI.

•	Consulting and transaction resolution until September 30, 2008 to ensure smooth transition to local markets.

II	SERVICE FEES

The Fee payable for the financial services for 2008 shall include: (i) the relevant Employee Costs associated with the processing of accounts payable, time and expense reports and ADP payroll submissions/reconciliations; (ii) the pro rata share of infrastructure and fixed costs (stationery, depreciation, amortization of software) in the San Antonio shared service center based on the number of employees performing PMI work divided by the total number of San Antonio employees times the previously mentioned infrastructure and fixed costs; (iii) a management fee equal to 5% of the aggregate amount calculated pursuant to (i) and (ii); and (iv) third-party expenses, including ADP fees, travel and entertainment, consulting fees and printing costs incurred on behalf of PMI by ALCS.

2.1

EXHIBIT 3

INTERNAL AUDIT SERVICES

I	SPECIFIC TRANSITION SERVICES

•	Provide temporary staffing to support PMI Latin America audit requirements until these functions are filled by PMI, estimated by June 30, 2008.

II	SERVICE FEES

The Fee payable for the Internal Auditing services for 2008 shall include: (i) the relevant Employee Costs associated with PMI’s Latin America Audit functions; (ii) a management fee equal to 5% of the aggregate amount calculated pursuant to (i); and (iii) third-party expenses, including travel and entertainment, consulting fees and printing costs incurred on behalf of PMI by ALCS.

3.1

EXHIBIT 4

INFORMATION TECHNOLOGY SERVICES

I	SPECIFIC TRANSITION SERVICES

Applications required by PMI for business continuity and Global Network Services will continue normal operations and provide current services until the completion of PMI’s migration of these applications. The estimated completion date for transition of all services is no later than December 31, 2008.

The systems & services in scope include but are not limited to:

–	Human Resource & Benefits applications required for business continuity of PMI headquarters location and other US-based PMI, including but not limited to:

•	Payroll services & related ALCS SAP Business Warehouse reporting services for PMI’s US-based employees using ALCS ADP & SAP BW solutions

•	Retirement services for PMI’s US-based employees using ALCS ADP/Fidelity solution

•	Profit Sharing services for PMI’s US-based employees using ALCS ADP/Fidelity solution

•	Health & Welfare Plans for PMI’s US-based employees using ALCS Fidelity solution

•	Employee Stock Plans for all eligible PMI employees using the ALCS UBS solution

–	Legal Administration support applications. The systems & services in scope include but are not limited to:

•	Law Manager – Matter Management & related e-Invoicing, My Legal Zone, and Brio Reporting systems

•	Investor Relations service support

–	Global and shared network infrastructure, including but not limited to:

•	Moorefield, VA to PMI Network

•	San Antonio, TX to PMI Network

•	Tobacco Farmers Network

•	PMI data center & systems management support services

•	PMI servers in Rye Brook

4.1

•	Network connectivity to Westchester Airport

•	Network connectivity between PMI systems (e.g. HR2U) and ALCS systems (e.g. SHARP) that are in scope of the transition services agreement

•

Network, data and telephone services to (PMI Inc Headquarters) either through ALCS’s own resources or by contracting with other independent contractors. The services will include network telephone access, move, add and change services, system administration, and invoice processing

–	ALCS contracts consulting services related to negotiation of separate enterprise contracts between PMI and major information technology vendors, including but not limited to IBM, Oracle, Microsoft and SAP, including the following actions:

•	Continue to communicate to suppliers Altria’s intent to separate global contracts and subsequently receive written consents from the suppliers.

•	Track progress and inform PMI management of any potential service issues, cost impact or major contractual challenges.

•	Coordinate with PMI to assign a copy of, or have PMI negotiate, a new master contract.

II	SERVICE FEES

–	The Fee payable for the information technology transition services for 2008 shall be based on the following:

•

Global Applications & Network Services. The Fee will include: (i) the relevant Employee Costs associated with the requested services; (ii) a management fee equal to 5% of the aggregate amount calculated pursuant to (i); and (iii) third-party expenses, including travel and entertainment and printing costs, incurred on behalf of PMI by ALCS. Direct pass through on any direct charges (i.e. circuit charges, routers or monitoring) that are currently provided by ALCS or its contracted third party. This would also include any maintenance and license fee required to maintain PMI operations until appropriate separation can be achieved.

4.2

•

Information Technology Contracts Consulting. The Fee will include: (i) PMI’s charges under each information technology contract (primarily AT&T, IBM, Oracle, Microsoft and SAP contracts), (collectively, the “IT Contracts”), allocated by usage under the IT Contracts as provided by the service provider; (ii) the relevant Employee costs; (iii) a management fee of 5% of the aggregate amount calculated pursuant to (ii); and (iv) third-party expenses, including travel and entertainment and printing costs, incurred on behalf of PMI by ALCS.

•

In the event that Altria and PMI do not complete all required negotiations by May 31, 2008 and PMI is still operating certain software under an ALCS licensee, any third party fee incurred by Altria for this continuation of service will be passed on to PMI for appropriate settlement.

4.3

EXHIBIT 5

HUMAN RESOURCES SERVICES

I	SPECIFIC TRANSITION SERVICES

•	Provide Health and Welfare programs to PMI’s US employees through December 31, 2008.

II	SERVICE FEES

The Fee payable for the Health and Welfare programs for 2008 shall include: (i) the relevant Employee Costs associated with administering the program for PMI’s US employees; (ii) a management fee equal to 5% of the aggregate amount calculated pursuant to (i); and (iii) third-party expenses, including travel and entertainment, administrative and consulting fees incurred on behalf of PMI by ALCS.

5.1

EXHIBIT 6

RISK MANAGEMENT

I	SPECIFIC TRANSITION SERVICES

•	Consultation as requested by PMI, on insurance renewals through November 1, 2008.

II	SERVICE FEES

The Fee payable for 2008 shall include: (i) the relevant Employee Costs associated with consultation time requested; (ii) a management fee equal to 5% of the aggregate amount calculated pursuant to (i); and (iii) third-party expenses, including travel and entertainment, and consulting fees incurred on behalf of PMI by ALCS.

6.1

EXHIBIT 7

LEGAL SERVICES

I	SPECIFIC TRANSITION SERVICES

•	Provide legal services in connection with Corporate Affairs, Government Affairs and Facilities to PMI as needed through December 31, 2008.

•	Provide legal support for Information Services contract group and records management as needed through December 31, 2008.

II	SERVICE FEES

The Fee payable for the legal services for 2008 shall include: (i) the relevant Employee Costs associated with providing the services; (ii) a management fee equal to 5% of the aggregate amount calculated pursuant to (i); and (iii) third-party expenses, including travel and entertainment, administrative and consulting fees incurred on behalf of PMI by ALCS.

7.1

EXHIBIT 8

AVIATION SERVICES

I	SPECIFIC TRANSITION SERVICES

•	Provide hangar and office space at Westchester County Airport until Westchester County authorizes transfer of lease to PMI.

II	SERVICE FEES

The Fee payable shall be monthly rent under the existing lease until the date that the lease is transferred to PMI.

8.1

EXHIBIT 9

CORPORATE AFFAIRS SERVICES

I	SPECIFIC TRANSITION SERVICES

A.	GOVERNMENT AFFAIRS

•	Lease of office space for Government Affairs in the Washington DC location for no more than three months from March 28, 2008.

II	SERVICE FEES

•

The Fee payable for corporate affairs transition services shall include the monthly rent of $17,939 based upon the ratio of the number of PMI employees utilizing the leased space divided by total occupants of the leased space times the monthly rent and expenses.

9.1